SILVERADO APPOINTS ADMINISTRATION
AND
ENVIRONMENTAL ENGINEERING VP

Daniel Basketfield Appointed to Head Environmental Efforts at Plant Site,
Design Engineering Meetings Were Held in Mississippi Following the
Groundbreaking Ceremony

MAY 10, 2007 - VANCOUVER, BC – MISSISSIPPI, USA

SILVERADO - OTCBB: SLGLF / Frankfurt: SLGL / Berlin: SLGL

Today, Silverado Green Fuel Inc. announced the appointment of Daniel Basketfield, P.E., to Vice President of Administration and Environmental Engineering. An expert in the area of water resources, Mr. Basketfield’s most recent position was Senior Water Resources Engineer for the Seattle Public Utilities. He also serves on an advisory committee for the National Oceanic and Atmospheric Administration’s Climate Change Science Program.

“We are gratified to have Dan join us at this important time in Silverado’s history,” said Silverado Green Fuel CEO Garry Anselmo. “His credentials and experience are key to our efforts in the construction phase of this project.”

Dr. Warrack Willson, Silverado Green Fuel Vice President of Technology, and Mr. Basketfield met with various Mississippi State officials and engineers following Silverado Green Fuel’s groundbreaking at the Ecoplex in Ackerman, MS. Mr. Basketfield also met with the Mississippi Department of Environmental Quality’s Executive Director, Trudy D. Fisher, to initiate permitting for the low-rank coal-water fuel production and testing facility.

Dr. Willson and Mr. Basketfield met with representatives of Pickering Engineering, Great Northern Engineering, and Crowder Engineering while in Mississippi regarding the plant building and site preparation, and the schedule of various phases for project completion. Silverado Green Fuel Inc. has initially contracted with Great Northern Engineering and Pickering Engineering to develop the specifications for the scale-up commercial plant which will convert Mississippi lignite into a petroleum fuel substitute. Crowder Engineering is the county-selected firm which is responsible for construction of the facility building.

“These meetings have moved us to a new level in the progress of the Green Fuel Project,” said Dr. Willson. “We are especially pleased with their content and most importantly the many agreements we reached regarding all milestones both short term and long term. The people in Mississippi are as eager to move forward as we are at Silverado,” he said. “At the same time, we realize there are specific actions that needed to take place for this to happen, and we are making them happen now.”

About Silverado

Silverado is an international company focused on Gold and a new environmentally friendly Fuel Technology. Silverado has gold properties located throughout Alaska which include the 100% owned Nolan Placer Gold Mine. Silverado is also entering the construction phase of an environmentally friendly low cost strategic fuel demonstration facility. Silverado's Green Fuel will be produced from low-rank coal and turned into a environmentally friendly oil substitute. Silverado Green Fuel Inc. is a wholly owned subsidiary of its publicly traded parent, Silverado Gold Mines Ltd. For more information about Silverado Green Fuel Inc., please visit http://www.silveradogreenfuel.com and the parent public corporation, http://www.silverado.com

SILVERADO GREEN FUEL INC.
Mailing Address · 505 - 1111 W. Georgia Street · Vancouver, B.C. · V6E 4M3 · CA
Toll Free: (800) 665-4646 or (604) 689-1535 · Fax: (604) 682-3519
pr@silveradogreenfuel.com · www.silveradogreenfuel.com
Field Address · 3180 Peger Rd Ste 270
Fairbanks AK 99709-5485 · USA

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